Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2021 THIRD QUARTER RESULTS

-Company Reports Return to Profitability-

-Sequential Improvement in Both Revenue and Gross Margin-

Third Quarter Fiscal 2021 Financial Summary

•	Net sales decreased 11% from last year to $479 million with stores open 95% of days
•	Highlighted by strong 62% e-commerce comp growth
•	Inventory down 22%
•	GAAP EPS from continuing operations was $0.52
•	Non-GAAP EPS from continuing operations was $0.851
•	Paid down $178 million of debt

NASHVILLE, Tenn., Dec. 4, 2020 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.52 for the three months ended October 31, 2020, compared to $1.31 per diluted share in the third quarter last year.  Adjusted for the excluded items in both periods, the Company reported third quarter earnings from continuing operations per diluted share of $0.85, compared to $1.33 per diluted share last year.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We successfully navigated with executional excellence through a back-to-school season like none other to deliver sales results that exceeded expectations and returned the Company to profitability. Journeys and Schuh performed well despite recent pressures, underscoring the strong strategic market positions and tremendous customer loyalty both have built over time, along with the ability to pivot and capitalize on the accelerated shift to online spending. At the same time, Johnston & Murphy’s business has been slower to recover as the brand’s competitive space faces stronger headwinds from the pandemic. Total net revenue decreased 11%, a meaningful improvement compared with our second quarter performance, as more stores were open and digital sales remained robust. With the decisive cost cutting actions we took early in the outbreak and one-time expense relief benefits, combined with better gross margins, solid profitability in our ecommerce channel and a lower tax rate, we dramatically improved our bottom line on a sequential basis with adjusted earnings per share coming in at $0.85.

______________________

1Excludes retail store asset impairment charges and a change in vacation policy, net of tax effect in the third quarter of Fiscal 2021 (“Excluded Items”).  A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

“We believe we have the right assortments and are ready for this holiday season; that said, consumer demand has been very different this year due to the pandemic, which has caused us to take a conservative approach to our outlook. In November, we faced headwinds from the re-closure of stores in North America and the U.K., but most stores have since reopened at this time. For the Black Friday weekend, as expected, traffic was more subdued than usual, but for the month of November, sales were in line with our expectations with an even heavier mix of digital versus store sales. With the vast majority of the holiday season ahead of us, we believe we are well positioned to meet demand regardless of when and how the consumer decides to shop thanks to the technology investments we’ve made in our stores and ecommerce platforms.  It’s a privilege to lead a team that is facing the challenges brought by COVID-19 head on, adapting continuously to the dynamic retail environment. This is bolstering my optimism that we will successfully weather this storm and emerge strong to take advantage of the many opportunities the pandemic has created.”

Store Re-opening Update

As of December 4, 2020, the Company is operating in 97% of its locations, including approximately 1,150 Journeys, 170 Johnston & Murphy and 110 Schuh locations.

Third Quarter Review

Net sales for the third quarter of Fiscal 2021 decreased 11% to $479 million from $537 million in the third quarter of Fiscal 2020.  This sales decrease was driven by lower store comps reflecting decreased back-to-school sales, continued pressure at Johnston & Murphy and the impact from store closures during the quarter, partially offset by digital comp growth of 62%. Stores were open about 95% of days. Although the Company has disclosed comparable sales for the third quarter Fiscal 2021, it believes that overall sales is a more meaningful metric during this period due to the impact of COVID-19.

Comparable Sales

Comparable Same Store and Direct Sales:	3QFY21	3QFY20
Journeys Group	(6)%	4%
Schuh Group	1%	3%
Johnston & Murphy Group	(43)%	(6)%
Total Genesco Comparable Sales	(9)%	3%
Same Store Sales	(18)%	1%
Comparable Direct Sales	62%	19%

Overall sales were down 10% for Journeys, 3% at Schuh, and 45% at J&M while sales were up 91% at Licensed Brands due to the Togast acquisition in the fourth quarter last year.

Third quarter gross margin this year was 47.1%, down 210 basis points, compared with 49.2% last year. The decrease as a percentage of sales is due primarily to the mix of our businesses, increased markdowns and inventory reserves at Johnston & Murphy and higher shipping and warehouse expense in all of our retail divisions driven by the increase in penetration of e-commerce, partially offset by decreased markdowns at Journeys.

Adjusted selling and administrative expense for the third quarter this year decreased 10 basis points as a percentage of net sales.  On a dollar basis, expenses decreased 11% compared to the same period last year due primarily to reduced occupancy expense, driven by rent abatement agreements with landlords and savings from the government program in the U.K. to provide property tax relief, as well as reduced selling salaries and bonus expense.

Genesco’s GAAP operating income for the third quarter was $8.2 million, or 1.7% of sales this year compared to $25.9 million, or 4.8% of sales last year.  Adjusted for the excluded items in both periods, operating income for the third quarter was $13.9 million this year compared to $26.7 million last year.  Adjusted operating margin was 2.9% of sales in the third quarter of Fiscal 2021 and 5.0% last year.

The effective tax rate for the quarter was -7.4% in Fiscal 2021 compared to 25.4% last year.  The adjusted tax rate, reflecting excluded items, was 4.4% in Fiscal 2021 compared to 26.2% last year.  The lower adjusted tax rate for this year primarily reflects the impact of the Company’s performance in foreign jurisdictions for which no income tax benefit or expense is recorded in Fiscal 2021.

GAAP earnings from continuing operations were $7.5 million in the third quarter of Fiscal 2021, compared to $19.0 million in the third quarter last year.  Adjusted for the excluded items in both periods, the third quarter earnings from continuing operations were $12.1 million, or $0.85 earnings per share in Fiscal 2021, compared to $19.4 million, or $1.33 earnings per share last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at October 31, 2020, were $115.1 million, compared with $55.8 million at November 2, 2019.  Cash decreased $184.1 million during the third quarter driven primarily by a use of cash in financing activities of $177.8 million to pay down debt and $11.0 million for capital expenditures and other activities, partially offset by operating activities generating $4.7 million.  Total debt at the end of the third quarter of Fiscal 2021 was $32.9 million compared with $79.5 million at the end of last year’s third quarter. Total unused availability as of October 31, 2020 was $249.4 million.  Inventories decreased 22% in the third quarter of Fiscal 2021 on a year-over-year basis.

Capital Expenditures and Store Activity

For the third quarter, capital expenditures were $8 million, related primarily to digital and omni-channel initiatives.  Depreciation and amortization was $11 million.  During the quarter, the Company opened seven new stores and closed seven stores.  The Company ended the quarter with 1,476 stores compared with 1,492 stores at the end of the third quarter last year, or a decrease of 1%.  Square footage was down 1% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the third quarter of Fiscal 2021.

Fiscal 2021 Outlook

Due to the continued uncertainty in the overall economy driven by COVID-19, the Company is not providing guidance at this time.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on December 4, 2020, at 7:30 a.m. (Central time), may be accessed through the Company’s website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences.  These include adjustments to projections reflected in forward-looking statements, including as a result of the effects of COVID-19 on the Company’s business including whether there are periods of increases in the number of COVID-19 cases in locations in which the Company operates, further closures of stores due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and landlords, changes in public safety and health requirements, the Company’s ability to adequately staff stores, limitations on the Company’s ability to provide adequate personal protective equipment to employees, and the Company’s ability to maintain social distancing requirements; stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events, including for example, the COVID-19 coronavirus; changes in buying patterns by significant wholesale customers;  retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sport Group business; the Company’s ability to realize anticipated cost savings, including rent savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contacts

Mimi E. Vaughn

Board Chair, President and Chief Executive Officer

(615) 367-7386

mvaughn@genesco.com

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

Director, Corporate Relations

(615) 367-8283

cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 3		Quarter 3
	Oct. 31, 2020	% of Net Sales	Nov. 2, 2019	% of Net Sales
Net sales	$479,280	100.0%	$537,263	100.0%
Cost of sales	253,776	52.9%	273,061	50.8%
Gross margin	225,504	47.1%	264,202	49.2%
Selling and administrative expenses	210,961	44.0%	237,460	44.2%
Asset impairments and other, net	6,359	1.3%	799	0.1%
Operating income	8,184	1.7%	25,943	4.8%
Other components of net periodic benefit income	(182)	0.0%	(92)	0.0%
Interest expense, net	1,404	0.3%	602	0.1%
Earnings from continuing operations before income taxes	6,962	1.5%	25,433	4.7%
Income tax expense (benefit)	(514)	-0.1%	6,454	1.2%
Earnings from continuing operations	7,476	1.6%	18,979	3.5%
Loss from discontinued operations, net of tax	(10)	0.0%	(80)	0.0%
Net Earnings	$7,466	1.6%	$18,899	3.5%
Basic earnings per share:
Before discontinued operations	$0.52		$1.31
Net earnings	$0.52		$1.31
Diluted earnings per share:
Before discontinued operations	$0.52		$1.31
Net earnings	$0.52		$1.30
Weighted-average shares outstanding:
Basic	14,283		14,465
Diluted	14,362		14,529

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Oct. 31, 2020	% of Net Sales	Nov. 2, 2019	% of Net Sales
Net sales	$1,149,729	100.0%	$1,519,487	100.0%
Cost of sales	637,081	55.4%	773,844	50.9%
Gross margin	512,648	44.6%	745,643	49.1%
Selling and administrative expenses	587,264	51.1%	705,811	46.5%
Goodwill impairment	79,259	6.9%	—	0.0%
Asset impairments and other, net	15,953	1.4%	1,843	0.1%
Operating income (loss)	(169,828)	-14.8%	37,989	2.5%
Other components of net periodic benefit income	(488)	0.0%	(271)	0.0%
Interest expense, net	4,178	0.4%	783	0.1%
Earnings (loss) from continuing operations before income taxes	(173,518)	-15.1%	37,477	2.5%
Income tax expense (benefit)	(27,446)	-2.4%	11,235	0.7%
Earnings (loss) from continuing operations	(146,072)	-12.7%	26,242	1.7%
Loss from discontinued operations, net of tax	(275)	0.0%	(420)	0.0%
Net Earnings (Loss)	$(146,347)	-12.7%	$25,822	1.7%
Basic earnings (loss) per share:
Before discontinued operations	$(10.29)		$1.64
Net earnings (loss)	$(10.31)		$1.61
Diluted earnings (loss) per share:
Before discontinued operations	$(10.29)		$1.63
Net earnings (loss)	$(10.31)		$1.60
Weighted-average shares outstanding:
Basic	14,191		16,023
Diluted	14,191		16,136

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 3		Quarter 3
	Oct. 31, 2020	% of Net Sales	Nov. 2, 2019	% of Net Sales
Sales:
Journeys Group	$317,682	66.3%	$354,920	66.1%
Schuh Group	90,021	18.8%	92,899	17.3%
Johnston & Murphy Group	39,655	8.3%	72,703	13.5%
Licensed Brands	31,922	6.7%	16,726	3.1%
Corporate and Other	—	0.0%	15	0.0%
Net Sales	$479,280	100.0%	$537,263	100.0%
Operating income (loss):
Journeys Group	$24,035	7.6%	$28,955	8.2%
Schuh Group	6,766	7.5%	4,369	4.7%
Johnston & Murphy Group	(11,137)	-28.1%	3,715	5.1%
Licensed Brands	792	2.5%	(27)	-0.2%
Corporate and Other(1)	(12,272)	-2.6%	(11,069)	-2.1%
Operating income	8,184	1.7%	25,943	4.8%
Other components of net periodic benefit income	(182)	0.0%	(92)	0.0%
Interest, net	1,404	0.3%	602	0.1%
Earnings from continuing operations before income taxes	6,962	1.5%	25,433	4.7%
Income tax expense (benefit)	(514)	-0.1%	6,454	1.2%
Earnings from continuing operations	7,476	1.6%	18,979	3.5%
Loss from discontinued operations, net of tax	(10)	0.0%	(80)	0.0%
Net Earnings	$7,466	1.6%	$18,899	3.5%

(1)

Includes a $6.4 million charge in the third quarter of Fiscal 2021 for retail store asset impairments.  Includes a $0.8 million charge in the third quarter of Fiscal 2020 for retail store and intangible asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Oct. 31, 2020	% of Net Sales	Nov. 2, 2019	% of Net Sales
Sales:
Journeys Group	$763,238	66.4%	$994,067	65.4%
Schuh Group	208,918	18.2%	262,219	17.3%
Johnston & Murphy Group	102,601	8.9%	214,704	14.1%
Licensed Brands	74,972	6.5%	48,392	3.2%
Corporate and Other	—	0.0%	105	0.0%
Net Sales	$1,149,729	100.0%	$1,519,487	100.0%
Operating income (loss):
Journeys Group	$(2,888)	-0.4%	$59,260	6.0%
Schuh Group	(15,158)	-7.3%	(1,020)	-0.4%
Johnston & Murphy Group	(38,964)	-38.0%	10,339	4.8%
Licensed Brands	(2,931)	-3.9%	151	0.3%
Corporate and Other(1)	(30,628)	-2.7%	(30,741)	-2.0%
Goodwill Impairment	(79,259)	-6.9%	—	0.0%
Operating income (loss)	(169,828)	-14.8%	37,989	2.5%
Other components of net periodic benefit income	(488)	0.0%	(271)	0.0%
Interest, net	4,178	0.4%	783	0.1%
Earnings (loss) from continuing operations before income taxes	(173,518)	-15.1%	37,477	2.5%
Income tax expense (benefit)	(27,446)	-2.4%	11,235	0.7%
Earnings (loss) from continuing operations	(146,072)	-12.7%	26,242	1.7%
Loss from discontinued operations, net of tax	(275)	0.0%	(420)	0.0%
Net Earnings (Loss)	$(146,347)	-12.7%	$25,822	1.7%

(1)

Includes a $16.0 million charge in the first nine months of Fiscal 2021 which includes a $5.3 million charge for trademark impairment and an $11.1 million charge for retail store asset impairments, partially offset by a $(0.4) million gain for the release of an earnout related to the Togast acquisition. Includes a $1.8 million charge in the first nine months of Fiscal 2020 for retail store and intangible asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	Oct. 31, 2020	Nov. 2, 2019
Assets
Cash and cash equivalents	$115,061	$55,826
Accounts receivable	35,592	34,849
Inventories	370,699	473,940
Other current assets	62,606	36,179
Total current assets	583,958	600,794
Property and equipment	210,834	261,281
Operating lease right of use assets	640,078	750,855
Goodwill and other intangibles	67,793	122,803
Other non-current assets	33,837	49,759
Total Assets	$1,536,500	$1,785,492

Liabilities and Equity
Accounts payable	$151,978	$195,906
Current portion long-term debt	—	17,146
Current portion operating lease liabilities	196,603	145,788
Other current liabilities	84,061	89,684
Total current liabilities	432,642	448,524
Long-term debt	32,850	62,368
Long-term operating lease liabilities	560,082	663,168
Other long-term liabilities	40,954	37,984
Equity	469,972	573,448
Total Liabilities and Equity	$1,536,500	$1,785,492

GENESCO INC.

Store Count Activity

	Balance 02/02/2019	Open	Close	Balance 02/01/2020	Open	Close	Balance 10/31/2020
Journeys Group	1,193	8	30	1,171	8	11	1,168
Schuh Group	136	1	8	129	1	3	127
Johnston & Murphy Group	183	3	6	180	4	3	181
Total Retail Units	1,512	12	44	1,480	13	17	1,476

GENESCO INC.

Store Count Activity

	Balance 08/01/2020	Open	Close	Balance 10/31/2020
Journeys Group	1,169	5	6	1,168
Schuh Group	127	0	0	127
Johnston & Murphy Group	180	2	1	181
Total Retail Units	1,476	7	7	1,476

GENESCO INC.

Comparable Sales

	Quarter 3		Nine Months Ended
	Oct. 31, 2020(1)	Nov. 2, 2019	Oct. 31, 2020(1)	Nov. 2, 2019
Journeys Group	(6)%	4%	NA	5%
Schuh Group	1%	3%	NA	2%
Johnston & Murphy Group	(43)%	(6)%	NA	(2)%
Total Comparable Sales	(9)%	3%	NA	4%
Same Store Sales	(18)%	1%	NA	2%
Comparable Direct Sales	62%	19%	88%	18%

(1)

As a result of store closures in the first half of the year in response to the COVID-19 pandemic, the Company has not included year to date Fiscal 2021 comparable sales, except for comparable direct sales, as it believes that overall net sales is a more meaningful metric during this period.

GENESCO INC.

COVID-19 Related Adjustments

Decrease (Increase) to Pretax Earnings

(in thousands)

(Unaudited)

	Quarter 3	Nine Months
	Oct. 31, 2020	Oct. 31, 2020
Schuh goodwill impairment	$—	$79,259
Incremental retail store asset impairment (1)	5,828	9,564
Trademark impairment (1)	—	5,260
Release of Togast earnout (1)	—	(441)
Adjustments for excess inventory (2)	1,051	5,328
Non-productive compensation (3) and (4)	2,574	7,262
UK property tax relief (3)	(3,922)	(9,412)
Rent abatements and temporary rent concessions (3) and (5)	(8,224)	(11,153)
Incremental bad debt reserve (3)	(67)	2,998
Other (3) and (6)	275	1,169
Total COVID-19 related pretax adjustments	$(2,485)	$89,834

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)	Estimated impact of COVID-19 upon permanent markdowns and inventory markdown reserves. Included in cost of sales on the Condensed Consolidated Statements of Operations.
(3)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(4)	Certain compensation paid to furloughed workers and commission based associates, net of the CARES Act, UK and Canadian government relief.
(5)	Estimated impact of abatements from prior periods as well as temporary rent savings agreements that are being recognized when executed.
(6)

Includes primarily severance and increased cleaning and personal protective equipment expenses in the third quarter and first nine months of Fiscal 2021 and is partially offset by the reversal of percentage rent for the first nine months of Fiscal 2021.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended October 31, 2020 and November 2, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3
	October 31, 2020			November 2, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$7,476	$0.52		$18,979	$1.31
Asset impairments and other adjustments:
Retail store and intangible asset impairment charges	$6,359	4,337	0.30	$799	633	0.04
Loss on lease terminations	—	—	0.00	—	3	0.00
Change in vacation policy	(616)	(394)	(0.02)	—	—	0.00
Gain on Hurricane Maria	—	—	0.00	—	(3)	0.00
Total asset impairments and other adjustments	$5,743	3,943	0.28	$799	633	0.04
Income tax expense adjustments:
Other tax items		728	0.05		(245)	(0.02)
Total income tax expense adjustments		728	0.05		(245)	(0.02)
Adjusted earnings from continuing operations (1) and (2)		$12,147	$0.85		$19,367	$1.33

(1)   The adjusted tax rate for the third quarter of Fiscal 2021 and 2020 is 4.4% and 26.2%, respectively.

(2)	EPS reflects 14.4 million and 14.5 million share count for the third quarter of Fiscal 2021 and 2020, respectively, which includes common stock equivalents in each period.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended October 31, 2020 and November 2, 2019

	Quarter 3 - October 31, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$24,035	$(263)	$23,772
Schuh Group	6,766	—	6,766
Johnston & Murphy Group	(11,137)	(96)	(11,233)
Licensed Brands	792	(39)	753
Corporate and Other	(12,272)	6,141	(6,131)
Total Operating Income	$8,184	$5,743	$13,927
% of sales	1.7%		2.9%

	Quarter 3 - November 2, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$28,955	$—	$28,955
Schuh Group	4,369	—	4,369
Johnston & Murphy Group	3,715	—	3,715
Licensed Brands	(27)	—	(27)
Corporate and Other	(11,069)	799	(10,270)
Total Operating Income	$25,943	$799	$26,742
% of sales	4.8%		5.0%

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Nine Months Ended October 31, 2020 and November 2, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months Ended
	October 31, 2020			November 2, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(146,072)	$(10.29)		$26,242	$1.63
Asset impairments and other adjustments:
Retail store and intangible asset impairment charges	$11,134	7,878	0.55	$1,837	1,296	0.08
Trademark impairment	5,260	5,153	0.36	—	—	0.00
Goodwill impairment	79,259	79,259	5.58	—	—	0.00
Loss on lease terminations	—	—	0.00	44	31	0.00
Release Togast earnout	(441)	(323)	(0.02)	—	—	0.00
Change in vacation policy	(1,848)	(1,308)	(0.09)	—	—	0.00
Gain on Hurricane Maria	—	—	0.00	(38)	(27)	0.00
Total asset impairments and other adjustments	$93,364	90,659	6.38	$1,843	1,300	0.08
Income tax expense adjustments:
Tax impact share based awards		1,129	0.08		(54)	0.00
Other tax items		(2,433)	(0.17)		244	0.01
Total income tax expense adjustments		(1,304)	(0.09)		190	0.01
Adjusted earnings (loss) from continuing operations (1) and (2)		$(56,717)	$(4.00)		$27,732	$1.72

(1)    The adjusted tax rate for the first nine months of Fiscal 2021 and 2020 is 29.2% and 29.5%, respectively.

(2)

EPS reflects 14.2 million and 16.1 million share count for the first nine months of Fiscal 2021 and 2020, respectively, which excludes common stock equivalents in the first nine months of Fiscal 2021 due to the loss from continuing operations and includes common stock equivalents in the first nine months of Fiscal 2020.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Nine Months Ended October 31, 2020 and November 2, 2019

	Nine Months Ended - October 31, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(2,888)	$(789)	$(3,677)
Schuh Group	(15,158)	—	(15,158)
Johnston & Murphy Group	(38,964)	(288)	(39,252)
Licensed Brands	(2,931)	(117)	(3,048)
Corporate and Other	(109,887)	94,558	(15,329)
Total Operating Loss	$(169,828)	$93,364	$(76,464)
% of sales	-14.8%		-6.7%

	Nine Months Ended - November 2, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$59,260	$—	$59,260
Schuh Group	(1,020)	—	(1,020)
Johnston & Murphy Group	10,339	—	10,339
Licensed Brands	151	—	151
Corporate and Other	(30,741)	1,843	(28,898)
Total Operating Income	$37,989	$1,843	$39,832
% of sales	2.5%		2.6%